[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                             January 11, 1999


Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $2,300,000,000 principal amount of its 5.80% Notes due January 12, 2009, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons -- Income and Witholding Tax" in the Prospectus Supplement dated January 6, 1999 relating to registration statement no. 333-50611, to which registration statement this consent is an exhibit.


                                        Very truly yours,


                                        /s/ Shearman & Sterling